Post Effective
                                 Amendment No. 1
                               To Merger Agreement


          This Post effective amendment dated October 18, 1997 (the "Amendment") to Merger Agreement dated August 6, 1997 by and between Metropolitan Health Networks, Inc. ("Metropolitan") Metcare III, Inc, ("Acquisition Sub") General Medical Associates, Inc. ("GMA") and Martin Harrison ("Shareholder")

                                   WITNESSETH

Whereas on August 6, 1997 Acquisition Sub and GMA were merged and acquisition sub was the surviving corporation;

Whereas the parties hereto was to amend certain terms and conditions of the merger agreement;

Whereas the parties believe that such transactions are in the best interest of all parties;

Now, therefore, in consideration of the mentioned terms and conditions the parties agree as follows:

1. SECURITY AGREEMENT - The Security Agreement between Acquisition Sub, Metropolitan and Shareholder dated August 6, 1997 is hereby in all respects terminated and shareholder shall agree to execute UCC-3 termination statement with respect to such termination. Shareholder acknowledges that no additional security exists to secure payment of the promissory note and the shareholder sale option (as defined in section 2.7(1) of the merger agreement).

2. PROMISSORY NOTE - Shareholder agrees to a deferral of all payments due to him under the promissory note issued pursuant to the terms of the merger agreement.

3. SHARE EXCHANGE - Harrison shall deliver to Metropolitan, in form duly presented for transfer, 150,000 shares of Metropolitan's common stock from the 366,154 shares of Metropolitan's common stock issued under clause 27(c).

4. OPTIONS - Shareholder is hereby is granted options to purchase 300,000 shares of the Company's common stock. 150,000 shares are exercisable at market price and $150,000 shares are exercisable at $1.00 above market price. The options shall vest equally over five semi-annual periods (60,000 shares per 6 month period). The options are for a period of five years from date of grant, are assignable and will terminate if shareholder is in breach of his employment agreement with Metropolitan.


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5.   REP LETTER - Shareholder shall execute such  representation  letters as are requested by Metropolitan's auditors.

6. INDEMNITY - Metropolitan agrees to indemnity and hold harmless shareholder to any damages that shareholders may suffer arising directly from any actions Metropolitan or any third parties may take in relationship to the valuation of collectibility of GMA's accounts receivable for the period prior to July 1, 1996 provided that this provision shall not apply if shareholder is found by a court of competent jurisdiction, including appellate review, to have committed fraud, gross negligence or willful misconduct with respect to the above. Metropolitan covenants not to sue shareholder with respect to the valuation of the collectibility of such receivables

7. FURTHER ITEMS - Each party agrees to take such further reasonable steps that are necessary to effectuate the agreement.






BY:  /s/Donald B. Cohen
    --------------------------------
      Donald B. Cohen
      Metropolitan Health Networks, Inc.



      /s/Martin Harrison
    --------------------------------
      Martin Harrison, MD



BY:  /s/Martin Harrison
    --------------------------------
      Martin Harrison, MD
      Metcare III, Inc. (F/K/A General Medical Associates, Inc.)